Exhibit 99

Gentherm Announces Laura Kowalchik as New Independent Director

NORTHVILLE, Mich., December 6, 2023 (GLOBE NEWSWIRE) — Gentherm (NASDAQ: THRM), the global market leader of innovative thermal management and pneumatic comfort technologies for the automotive industry and a leader in medical patient temperature management systems, today announced that Laura Kowalchik has been appointed to the Company’s Board of Directors, effective December 1, 2023.

Kowalchik is the Chief Financial Officer of Communications & Power Industries LLC (“CPI”), a global manufacturer of electronic components and subsystems primarily within the communications and defense markets, where she oversees the finance and accounting departments and is actively involved in strategy, M&A and restructuring activities. Prior to joining CPI, Kowalchik served as the Chief Financial Officer of Dayco Incorporated, a global manufacturer and distributor of engine drive systems and aftermarket services for automotive, heavy-duty, and industrial markets. Before Dayco, she served as the Chief Financial Officer of Kenwal Steel Corp., a flat rolled steel service center primarily for the automotive industry. Kowalchik served as the Chief Financial Officer and Treasurer of Urban Science, a global automotive consultancy and technology firm, prior to joining Kenwal Steel, where she was responsible for transforming the finance organization.

“On behalf of the Board, I am happy to welcome Laura to Gentherm,” said Ronald Hundzinski, Chair of the Board of Gentherm. “Laura is an accomplished executive across all aspects of finance who brings invaluable skills and expertise as our newest Board member.”

“Laura is a significant addition to the Board, where she has a proven record of leading finance, governance, operations, M&A and information technology matters for global companies across various industries, including automotive, which will benefit the Board’s oversight of key growth strategies,” said Phil Eyler, President and CEO of Gentherm. “I look forward to the wealth of experience and diverse perspective Laura brings to the Board.”

Kowalchik currently serves on the Board of Trustees of The Children’s Foundation, and its Finance and Audit Committee. She has a Bachelor of Science in Business Administration from the University of Richmond and a Master of Business Administration from Indiana University.

Investor Contact

Yijing Brentano

investors@gentherm.com

248.308.1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

21680 Haggerty Road Northville, MI 48167 | 1.248.504.0500	www.gentherm.com

About Gentherm

Gentherm (NASDAQ: THRM) is the global market leader in innovative thermal management and pneumatic comfort technologies for the automotive industry and a leader in medical patient temperature management systems. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests, and other components), battery performance solutions, cable systems, lumbar and massage comfort solutions, valve system technologies, and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has more than 14,000 employees in facilities in the United States, Germany, China, Czech Republic, Hungary, Japan, Malta, Mexico, North Macedonia, South Korea, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.